SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FALCON RIDGE DEVELOPMENT, INC.
(formerly known as PocketSpec Technologies Inc.)
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	84-1461919 (I.R.S. Employer Identification Number)

5111 Juan Tabo Boulevard N.E.
Albuquerque, New Mexico 87111
 (866) 302-2248
(Address of Principal Executive Offices and Zip Code)

Corporate Direct, Inc.
2248 Meridian Boulevard, Ste. H
Minden, Nevada 89423
(775) 782-2201
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

2002 STOCK COMPENSATION PLAN
(Full Title of the Plans)

Copies to:
Tad Mailander, Esq.
Mailander Law Office, Inc.
The Louis Bank of Commerce, 835 5th Avenue, Ste. 312
San Diego, California 92101
Telephone (619) 239-9034
Facsimile (619) 239-9047

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b 2 of the Exchange Act.

Large accelerated filer                                                                                      Accelerated filer 
Non-accelerated filer                                                                                        Smaller reporting company ☑
             (Do not check if a smaller reporting company)

Approximate date of proposed sales pursuant to the plan: Upon the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $0.001 par value	20,000,000	$0.09	$1,800,000.00	$70.74
______________
(1)
Plus such additional number of shares as may hereafter become issuable in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction, without receipt of consideration, which results in an increase in the number of shares outstanding.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c)(h), based on the closing sale price of the Common Stock in the Over-the-Counter Bulletin Board on March 11, 2008.

PART I

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

The document(s) containing the information specified in this Part 1 will be sent or given to employees as specified by Rule 428(b)(1) (§ 230.428(b)(1)).  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§ 230.424).  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  See Rule 428(a)(1) (§ 230.428(a)(1)). The 2002 Stock Compensation Plan, SEC File Number 333-98159 is hereby incorporated herein by reference and pursuant to General Instruction to Form S-8, Instruction E.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	Our Annual Report on Form 10-KSB for the year ended September 30, 2007; and
•	Our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2007; and December 31, 2007
•	Our Current Reports on Forms 8-K filed April 20, 2007, August 16, 2007; June 30, 2006, August 16, 2006, and September 29, 2006.
•	The 2002 Stock Compensation Plan, SEC File Number 333-98159 is hereby incorporated herein by reference and pursuant to General Instruction to Form S-8, Instruction E.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) (other than information furnished under Item 9 or Item 12 of any Form 8-K that is listed above or under Item 2.02 or Item 7.01 of any Form 8-K filed after September 29, 2006, or that is filed in the future and is not deemed filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

We are authorized to issue 900,000,000 shares of common stock, $0.001 par value per share. As of February 19, 2008, 41,674,337shares of common stock were outstanding.  The following description of our capital stock does not purport to be complete and is governed by and qualified by our certificate of incorporation, bylaws, and by the provisions of applicable Nevada law.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

We do not intend to pay cash dividends on our common stock in the foreseeable future.  To the extent we have earnings in the future, we intend to reinvest such earnings in our business operations.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that is not traded on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share.  A security of an issuer, generally, that has net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or “average revenue” of at least $6 million for the last three years, would also be excluded from the definition of “penny stock.”  As long as we do not meet these financial requirements and our common stock is trading at less than $5.00 per share on the OTC Bulletin Board, our common stock is governed by rules that impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase, resulting in restrictions on the marketability of our common stock.  Additionally, the Securities and Exchange Commission’s penny stock rules include various disclosure requirements that may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our common stockholders to sell their shares in the secondary market.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 78.751 of the Nevada General Corporation Laws  provides  as follows: 78.751 Indemnification  of officers, directors, employees and agents; advance of expenses. 1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed  action, suit or proceeding, whether  civil, criminal, administrative or investigative, except an action by or  in the right of the corporation, by reason of the fact that he is or was a  director, officer, employee or agent of the corporation, or is or  was  serving at the request of the corporation as a director, officer,  employee or agent of another corporation, partnership, joint  venture,  trust  or  other enterprise,  against expenses, including attorney's fees, judgments, fines and amounts paid  in settlement  actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in  a manner which he reasonably believed to be in or not opposed to  the  best interests of the corporation, and, with respect  to any  criminal  action or proceeding, had no reasonable cause to believe  his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon  a  plea of nolo contendere or its equivalent, does not,  of itself, create a presumption that the person did not act in good faith  and in a manner which he reasonably believed to  be in or not  opposed to the best interests of the corporation, and that, with  respect  to  any  criminal action  or proceeding,  he had reasonable cause to believe that his conduct was lawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he  is or was a director, officer, employee or agent of the corporation, or  is  or  was  serving at the request of the corporation as  a director,  officer,  employee or agent  of  another corporation, partnership,  joint  venture, trust or other enterprise against expenses,  including  amounts paid in settlement  and attorneys' fees  actually and reasonably incurred by him in connection with the  defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be  in or  not  opposed  to  the  best  interests  of  the corporation.

Indemnification may not be made for any claim, issue or matter as to  which such a person has been adjudged by a court of competent jurisdiction,  after exhaustion of all appeals therefrom, to  be liable  to  the corporation or for amounts paid in settlement  to the corporation, unless and only to the extent that the court  in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person  is fairly and reasonably entitled to indemnity for such expenses  as the court deems proper.

To the extent that a director, officer, employee or agent of a  corporation has been successful on the merits or otherwise  in defense  of  any  action,  suit  or  proceeding referred  to in subsections 1 and 2, or in defense of any claim, issue or matter therein,  he  must  be  indemnified by  the corporation against expenses,  including  attorneys' fees,  actually  and reasonably incurred by him in connection with the defense.

Any indemnification under subsections 1 and 2, unless ordered by  a court or advanced pursuant to subsection 5, must be made by the  corporation only as authorized in the specific case upon  a determination  that  indemnification of  the director, officer, employee   or   agent   is  proper  in  the circumstances. The determination must be made: (a) By the stockholders: (b)  By the board  of  directors  by majority vote of a quorum consisting  of directors who were not parties to act, suit or proceeding; (c) If a  majority vote of a quorum consisting of directors who were not parties  to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of  directors who were not parties to the act, suit or proceeding cannot  to  obtained, by independent legal counsel in a written opinion; or The  Articles of Incorporation, the Bylaws or  an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit  or proceeding  must be paid by the corporation as they are incurred and  in  advance of the final disposition of the action, suit  or proceeding, upon receipt of an undertaking by or on behalf of the director  or  officer  to repay the amount if  it  is ultimately determined by a court of competent jurisdiction that he  is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which  corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or  ordered  by a court pursuant to this section:  (a) Does not exclude   any   other   rights  to   which   a person seeking indemnification or advancement of expenses may be entitled under the  articles of incorporation or any bylaw, agreement, vote  of stockholders or disinterested directors or otherwise, for either an  action  in  his  official capacity or an  action in another capacity  while  holding his office, except that indemnification, unless  ordered by a court pursuant to subsection 2 or  for the advancement of expenses made pursuant to subsection 5, may not be made  to  or  on  behalf of any director or officer if  a final adjudication  establishes  that his  act  or omissions involved intentional misconduct, fraud or a knowing violation of  the law and  was  material to the cause of action. (b)  Continues  for  a person  who  has  ceased to be a director, officer, employee  or agent  and  endures  to the benefit of the heirs, executors  and administrators of such a person.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted  to directors,  officers and controlling persons of  the Registrant pursuant   to   the  foregoing  provisions,  or otherwise,   the Registrant has been advised that in the opinion of the Securities and  Exchange  Commission such indemnification is against  public policy as expressed in the Securities Act and is, therefore, unenforceable.   In  the event that a claim  for indemnification against  such  liabilities  (other  than the  payment by   the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any  action,  suit or proceeding) is asserted by such director, officer  or  controlling person in connection with the securities being  registered, the Registrant will, unless in the opinion  of its counsel the matter has been settled by controlling precedent, submit  to  a  court  of  appropriate jurisdiction the  question whether  such indemnification by it is against public policy  as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

No.	Description

4.1	2002 Stock Compensation Plan I, as Amended February 29, 2008
5.1	Opinion and consent of Mailander Law Office, Inc. re: the legality of the shares being registered.
23.1	Consent of Mailander Law Office, Inc. (included in Exhibit 5.1)
23.2	Consent of Moore & Associates, Certified Public Accountants

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering  price set forth in the  “Calculation  of the Registration  Fee” table in the effective registration statement.

(c)
to include any material information with respect to the plan of distribution  not previously  disclosed in this Registration  Statement or any material  change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.  For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, as amended, Falcon Ridge Development, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Albuquerque, New Mexico, on the 17th day of March, 2008.

Falcon Ridge Development, Inc.

By:   /s/ Fred M. Montano
Fred M. Montano
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

March 17, 2008	By:	/s/ Fred M. Montano
Fred M. Montano
Chief Executive Officer, Director

March 17, 2008	By:	/s/ Karen Y. Duran
Karen Y. Duran
Chief Financial Officer

March 17, 2008	By:	/s/ Sebastian Ramirez
Sebastian Ramirez, Director

March 17, 2008	By:	/s/ Troy Duran
Troy Duran, Director

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albuquerque, State of New Mexico, on March 17, 2008.

March 17, 2008	By:	/s/ Fred M. Montano
Fred M. Montano
Chief Executive Officer, Director Plan Administrator